EXHIBIT 23.2

                               CONSENT OF KPMG LLP


The Board of Directors
NetObjects, Inc. and Subsidiaries:


We consent to incorporation by reference in the registration statement to be filed on or about July 21, 2000 on Form S-8 of NetObjects, Inc. of our report dated November 5,1999, relating to the consolidated balance sheets of NetObjects, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1999, and related financial statement schedule, which report appears in the September 30, 1999 annual report on Form 10-K/A of NetObjects, Inc.


Mountain View, California
July 21, 2000


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